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                                 Exhibit 99.4(xi)
                           Ficel Marketing Agreement
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                              AGREEMENT

B E T W E E N:

                              FICEL MARKETING CORP., an Ontario
                              corporation with offices
                              at 6-2400 Dundas Street West, Suite 127
                              Mississauga, Ontario
                              L5K 2R8

                                                    (hereinafter called "Ficel")

                              -  and -

                              MICRA SOUNDCARDS INC., an Ontario corporation with offices at 135 West Beaver Creek Road Richmond Hill, Ontario
                              L4B 1C6
                                                    (hereinafter called "Micra")


WHEREAS Micra holds two patents and has several patents pending on a product generally referred to as "Talking Trading Cards";

WHEREAS Ficel holds the rights to the likeness and image of Paul Henderson and holds the rights to the voice of Foster Hewitt as he called the winning goal in game 8 of the Canada vs. Soviet Union series in 1972;

WHEREAS Micra wishes to produce "player" cards and "stand-alone" cards with the likeness and image of Paul Henderson scoring the winning goal in game 8 of the 1972 Canada vs. The Soviet Union series, complete with the voice of Foster Hewitt as he called the play;

NOW THEREFORE, in consideration of the mutual promises, covenants and conditions contained herein, both parties hereby agree to the following:

1. Micra will produce 2,000 "stand-alone" cards, 2,000 players and 2,000 "player" "Talking Trading Cards" utilizing the image of Paul Henderson. Micra will retain 1,000 of each of these items to be used strictly as selling samples/giveaways to potential customers and investors in Micra. They are not to be utilized for sale by Micra. The remaining 1,000 "stand-alone" cards, 1,000 "player" cards and 1,000 players will be provided to Ficel to be used as Ficel wishes; provided, however, that if Ficel breaches or otherwise fails to comply with the terms of section 2 of this Agreement, Ficel will forthwith return such "stand-alone" cards, "player" cards and players to Micra. The costs of production of the cards and players will be Micra's costs in its totality.

2. Ficel will provide the approval to Micra for the use in both the production and distribution of "Talking Trading Cards" of the image of Paul Henderson and of the winning call by Foster Hewitt of the goal scored by Paul Henderson in game 8 of the 1972 Canada vs. The Soviet Union series. Ficel represents and warrants to Micra, and acknowledges that Micra is relying on such representation and warranty in entering into this Agreement, that it has the rights for the use of the image of Paul Henderson as described and the use of the "call" of the goal and the authority to license, assign or otherwise transfer such rights to Micra as herein contemplated.

3. The parties acknowledge that Ficel has provided final press sheets of the front and back of the cards, and all work up to that point was approved by Micra.

4. Ficel will only deal with Micra for the production of "Heritage Hockey Talking Trading Cards" during the term of this Agreement. "Heritage Hockey" is defined as all hockey players and personalities who have retired for at least 12 months from the NHL. Ficel hereby covenants and agrees to use its best efforts to obtain and provide to Micra the right
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to use images and sounds of such other "Heritage Hockey" players and personalities as Ficel and Micra may from time to time mutually agree. Subject to section 6 of this Agreement, Micra will provide to Ficel world-wide and exclusive rights to market and sell "Heritage Hockey Talking Trading Cards", where the sound is manufactured by Micra. Any royalties that may have to be paid to the NHL, the NHLPA or any other person or entity will be the sole responsibility of Ficel. Ficel will indemnify and forever hold Micra harmless from and against any and all claims respecting the use of the images or sounds related to any "Heritage Hockey" players or personalities where royalties are payable to the NHL , the NHLPA or any other person or entity.

5. Ficel will indemnify and forever hold Micra harmless from and against any and all further claims respecting the use of the image of Paul Henderson as provided for in the playing cards and the "call" of Foster Hewitt as provided in the playing cards as set out above and for any and all claims respecting the use of images and sounds of other "Heritage Hockey" players and personalities provided by Ficel for use by Micra in the production, marketing and distribution of "Heritage Hockey Talking Trading Cards". Ficel does not warrant that there is any value to the cards or the "call" and does not guarantee any minimum price that any individual will pay for such a card.

6. In the event that a customer of Micra wishes Micra to produce "Heritage Hockey Talking Trading Cards" on its behalf, Micra shall be entitled to do so provided that Micra has discussed each and every occurrence with Ficel and agreed to pay Ficel a reasonable royalty or commission to be negotiated in good faith by Ficel and Micra. If the customer wishes to retain the services of Ficel for negotiations and other creative services, Micra will introduce Ficel to the customer as part of the team, however, Micra will not be entitled to any royalties as a result of such introduction.

7. The term of this Agreement (other than the indemnities set forth in sections 4 and 5 which shall not be limited) shall be for a period of three (3) years from June 1, 1998, which term shall automatically renew for a further period of two (2) years, provided Ficel has ordered a total of 600,000 "Talking Trading Cards" on or before June 1, 2001. If Ficel does not achieve this goal, then this Agreement will automatically terminate on May 31, 2001, unless it is further extended in writing between Ficel and Micra.

8. Micra's selling price to Ficel on all orders that Ficel may place for "Heritage Hockey Talking Trading Cards" is subject to the final quotes but will be at a substantial, and not for publication, discount over the selling price quoted to trading card companies. The formula employed will be finished cost FOB Richmond Hill plus 15 percent profit. Ficel has the right to inspect the quote to determine that the components that make up the quote are actual costs to Micra. Ficel acknowledges that the finished cost shall include the cost of any letters of credit that Micra is required to issue or cause to be issued to its offshore suppliers. Payment terms will be negotiated in good faith by Ficel and Micra for each order. In such negotiations, due consideration shall be given to Micra's standard payment terms as dictated by its offshore suppliers, namely payment of 20% of the aggregate purchase price payable in cash concurrently with delivery of the order accompanied by a letter of credit posted by a financial institution acceptable to Micra for the balance.

9. Each party agrees, both during and after the term of this Agreement, to maintain in strict confidence all confidential and proprietary information obtained from the other both pursuant to this Agreement and prior to it and all other information that it may acquire from the other in the course of this Agreement, to respect the other's proprietary rights therein, to use the same exclusively for the purposes of this Agreement, and to disclose the same only to those of its employees and contractors pursuant to this Agreement (if any) to whom and to the extent that such disclosure is reasonably necessary for the purpose of this Agreement. The foregoing obligations shall not apply to confidential or proprietary information which:

(a) prior to receipt thereof from one party was in the possession of the other and at its free disposal;

(b) is subsequently disclosed to the recipient party without any obligations of confidence by a third party who has not derived it directly or indirectly from the other;


(c) is or becomes generally available to the public through no act or default of the recipient party or its agents or employees;

(d) is required to be disclosed as a matter of law or by a judicial or regulatory body having jurisdiction over the recipient party; or
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(e)  is reasonably required to be disclosed to actual or potential customers to promote the sale or use of "Talking Trading Cards".

Each party shall also ensure that all its employees and contractors pursuant to this Agreement (if any) who have access to any information of the other to which the obligations of this section 9 apply shall be made aware of and subject to these obligations.

10. During the term of this Agreement, Ficel agrees that it shall not be engaged in, own, manage, operate or control any business that is engaged in the production or manufacture of "Talking Trading Cards".

11. (a) Ficel hereby covenants and agrees not to do or permit to be done any act which would or might jeopardize or invalidate Micra's operations or any registration of Micra's patents or trademarks nor to do any act which might assist or give rise to an application remove or invalidate any of Micra's patents or trademarks or which might prejudice the right or title of Micra in or to any of its patents or trademarks. Ficel further covenants and agrees that it will not make any representation or do any act which may be taken to indicate that it has any right, title or interest in or to the ownership or use of any of Micra's patents or trademarks except under the terms of this Agreement, and acknowledges that nothing contained in this Agreement shall give Ficel any right, title or interest in or to Micra's patents or trademarks or other property and assets save as granted hereby.

(b) Micra hereby covenants and agrees not to do or permit to be done any act which would or might jeopardize or invalidate any of Ficel's operations and acknowledges that nothing contained in this Agreement shall give Micra any right, title or interest in or to Ficel's property and assets save as granted hereby.


12. This Agreement shall immediately and automatically terminate, without notice or other act,

(a) upon the commencement or happening of any occurrence connected with insolvency, bankruptcy, dissolution and liquidation of either party to this Agreement;


(b) if, in the opinion of Ficel, Micra has failed to provide working "Talking Trading Cards" within thirty (30) days of notice by Ficel that the cards that have been supplied are either malfunctioning or are not fit for the purpose for which they are intended, and Micra has not corrected such defects;

(c) if either party breaches or otherwise fails to comply with any term or provision of this Agreement and such breach or failure remains unremedied for a period of thirty (30) days or longer; or

(d)  upon the mutual agreement of Ficel and Micra.

13. Micra will indemnify and forever hold Ficel harmless from and against any claims that are made against Ficel for any manufacturing defects respecting the "Talking Trading Cards".


14. This Agreement will be binding upon Micra and Ficel, notwithstanding any change of ownership of either of the companies and will be binding upon any subsequent purchaser of either the assets of the companies or the companies in whole.
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15.  Any notice given by each of the parties to this Agreement should be well and sufficiently given if mailed or delivered to the addresses as follows:

Notice to Ficel:      3100 Ridgeway Drive, Unit 35
                      Mississauga, Ontario
                      L5K 5M5

Notice to Micra:      135 West Beaver Creek Road
                      Richmond Hill, Ontario
                      L4B 1C6

Notice of change of address to each of the companies will be effective five (5) days from the date of mailing.


16. Nothing in this Agreement shall be construed to constitute Ficel as a partner, employee, or agent of Micra; nor shall either party have the authority to bind the other in any respect, it being intended that Ficel and Micra are, and shall remain independent contractors.

17. This Agreement (i) shall not be assigned by either party hereto without the prior written consent of the other party; and (ii) shall enure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.

18.  Time shall in all respects be of the essence in this Agreement.

19. The parties agree to execute and deliver to each other such further instruments and other written assurances and to do or cause to be done such further acts or things as may be necessary or convenient to carry out and give effect to the provisions of this Agreement or as either of the parties may reasonably request in order to carry out the transactions contemplated herein.

20. This Agreement sets forth the entire agreement among the parties hereto pertaining to the specific subject matter hereof and replaces and supersedes all prior Agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto, and there are no warranties, representations or other agreements, whether oral or written, express or implied, statutory or otherwise, between the parties hereto in connection with the subject matter hereof except as specifically set forth herein.

21. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

22. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.


23. This Agreement may be executed in one or more counterparts and delivered via facsimile transmission, each of which counterparts when taken together shall constitute one and the same legal, valid and binding agreement.
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     IN WITNESS WHEREOF the parties have set their hands and seals this day 4th of June, 1998.

SIGNED, SEALED AND DELIVERED    )
in the presence of              )
                                )  FICEL MARKETING CORP.
                                )
                                )  Per: (signed) "Lillian"
                                )       ------------------
                                )       I have authority to bind the corporation
                                )
                                )
                                )
                                )  MICRA SOUNDCARDS INC.
                                )
                                )  Per: (signed) "Dieter Doederlein"
                                )       ----------------------------
                                )       I have authority to bind the corporation